Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian Keogh (425) 453-9400

ESTERLINE NAMES AEROSPACE INDUSTRY VETERAN CURTIS REUSSER

TO SUCCEED BRAD LAWRENCE AS PRESIDENT AND CEO

Reusser is President, United Technologies’ Aircraft Systems Business;

Lawrence to Guide Leadership Transition as Executive Chairman

BELLEVUE, Wash., September 12, 2013 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving global aerospace and defense markets, today announced that Curtis Reusser, President of United Technologies’ multi-billion dollar Aircraft Systems business, will succeed Brad Lawrence as Esterline’s President and Chief Executive Officer, and be elected to its Board of Directors effective October 28, 2013. Lawrence will continue as Esterline’s Executive Chairman of the Board until the Company’s March 5, 2014 annual meeting.

Lawrence said Reusser’s 30 years of broad aerospace and defense industry experience “…make him the ideal choice to lead Esterline into the future. I’m delighted Curtis will be joining Esterline and look forward to working with him as we move through what I’m confident will be a seamless transition.”

Reusser remarked, “I am very excited and honored to have this opportunity to lead Esterline, a company I have known and admired for many years. The Company has built a winning combination of great businesses, talented people, and a high-performance culture. The future holds great potential for Esterline to grow and to create significant value for our customers, investors, employees, and the communities within which we work around the globe. I am particularly pleased to have Brad’s support and guidance during the transition.”

Related to today’s announcement, the Company also announced that it would postpone its 2013 Analyst & Investor Day, previously scheduled for September 19, 2013, to give Reusser the

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opportunity to review and contribute to the company’s long-term strategic planning and operational development. The Company plans to re-schedule the analyst meeting in calendar-year 2014.

Reusser’s position at United Technologies (UTC) was created following the company’s acquisition of Goodrich Corporation. His responsibilities at UTC included full operational and financial leadership for seven strategic business units employing 14,000 people and generating revenues in excess of $7 billion. During his tenure he was instrumental in winning a number of significant new long-term programs, and driving financial and operational performance by reducing SG&A and leveraging supply chain, manufacturing, and engineering synergies between the combined Goodrich and UTC businesses.

Prior to UTC, Reusser was at Goodrich as President, Electronic Systems Segment, a $2.6 billion business with 7,800 employees and operations in seven countries, consisting of three business units: Sensors & Integrated Systems; Engine Controls & Electric Power Systems; and Intelligence, Surveillance and Reconnaissance Systems. While there, he developed and executed several strategic acquisitions and established joint-venture partnerships that generated significant improvement in segment-level profitability. In previous years with Goodrich, he held various positions of increasing responsibility, including President, Aerostructures. That division nearly doubled its sales over the five years of his leadership and became widely recognized for world-class application of lean.

Prior to his long tenure at Goodrich, Reusser had an early career as an engineer with General Dynamics. Reusser holds a degree in industrial engineering from the University of Washington.

About Esterline:

Esterline Corporation is a leading worldwide supplier to the aerospace and defense industry specializing in three core business segments: Advanced Materials; Avionics & Controls; and Sensors & Systems. With annual sales of approximately $2 billion, Esterline employs roughly 12,000 people worldwide and is headquartered in Bellevue, Wash.

Operations within the Advanced Materials segment focus on technologies including high-temperature-resistant materials and components used for a wide range of military and commercial aerospace purposes, and combustible ordnance and electronic warfare countermeasure products.

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Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, cockpit integration systems, secure communications systems, specialized medical equipment, and other high-end industrial and gaming applications.

The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, specialized harsh-environment connectors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.